Exhibit 99.1
FOR IMMEDIATE RELEASE

Wescorp Energy and Cancen Oil Canada Working To Undertake New Project

CALGARY, Alberta

(Wednesday, December 16, 2009) - Cancen Oil Canada Corporation, has entered into a non-binding Memorandum Of Understanding with Poly-Pacific International Inc. by which the parties express their mutual intent to enter into a formal agreement for Cancen to provide the technical and mechanical services to perform site restoration, including soil remediation, of an estimated 1800 abandoned wells.

Wescorp Energy Inc. (OTCBB: WSCE) and Cancen Oil Canada Corporation have agreed to work together to remediate the abandoned sites in Alberta, Canada subject to Cancen and Poly-Pacific entering into a formal agreement. Cancen would be responsible for operating and managing and funding the operations, including the construction and deployment costs of H20 Maxx and HCXT remediation units. The remediation project would deal with soil either contaminated with salt, hydrocarbons or both. Revenue from each unit would be shared between Wescorp and Cancen. Upon initial operation of the remediation units, the revenue would be split 25:75 (Wescorp: Cancen) until 110% of the construction costs are repaid to Cancen. Thereafter, the revenue would be shared on a 50:50 basis.

The abandoned wells are located on land owned by three First Nations Bands, and are subject to a Joint Venture Agreement between Poly-Pacific International Inc. and CREEnergy Oil & Gas Inc. Under the terms this Joint Venture Agreement, any formal agreement between Cancen and Poly-Pacific would have to be approved by both CREEnergy and Poly-Pacific.

“We are pleased that Wescorp has the ability to design and construct transportable remediation units, scaled to offer different capacities of hydrocarbon throughput, which we believe would enhance the profitability of any site-specific work,” commented Keith Talbot, CEO and President of Cancen Canada.

“The combination of Wescorp’s remediation technologies and Cancen’s ability to identify new remediation business in western Canada is proving to be very valuable for each company,” commented Doug Biles, CEO and President of Wescorp Energy. “We look forward to the possibility of working with Cancen to solve this client’s reclamation and restoration issues.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today. Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE.”

About Cancen

Cancen Canada Corporation www.cancenoil.com/ Cancen specializes in the general cleanup and disposal of slop oil, tank bottoms, and crude treatment. By purchasing, reprocessing and selling off-spec oil, Cancen is helping to ensure used oil is prevented from entering ecosystems. Cancen utilizes technology that has been proven across North America, to be effective in the highest range of oil/water/solids combinations in conventional and heavy oils.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission. These may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free 1.877.255.8483
Office Line 1.403.255.8483
Mobile 1.403.470.8384
Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL.: 514 939-3989 OR 416 644-2020